Exhibit 99.1

SANUWAVE Health Announces $3 Million Financing
- Capital to Accelerate the Company’s Near-Term Growth Initiatives -

SUWANEE, GA, April 28, 2021 -- SANUWAVE Health, Inc. (OTCQB: SNWV), a leading provider of next-generation wound care products, today announced a $3 million private placement financing with Kingswood Capital Markets acting as placement agent.

Commenting on the capital raise, Kevin Richardson, Chief Executive Officer stated, “We are pleased to have secured this additional capital, enabling us to accelerate near-term growth initiatives for our innovative suite of wound care products. This financing will be paid in three tranches of $1 million each, fortifying our balance sheet as we progress through 2021.

“We continue to realize exciting new capital markets milestones and fully expect to file our third quarter 2020 Form 10-Q/A with the SEC within the next two weeks and the Annual Report on Form 10-K shortly thereafter. We anticipate providing an update on the business and full year revenue guidance following the filing of the 10-K. With these new developments, we can continue to focus on improving wound care through our portfolio of noninvasive and biological-response therapeutics,” concluded Richardson.

About SANUWAVE Health

SANUWAVE Health (OTCQB: SNWV) is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, plastic/cosmetic, and cardiac/endovascular conditions. For more information, please visit. www.SANUWAVE.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Investor Relations Contact
Brian M. Prenoveau, CFA
Managing Director
MZ Group - MZ North America
(561) 489-5315
SNWV@mzgroup.us
www.mzgroup.us